UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2012

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(a) – (d)  Not applicable.

(e)  On November 30, 2012, ImmunoGen, Inc. (the “Company”) entered into amended change in control severance agreements with each of its executive officers (collectively, the “Change in Control Severance Agreements”).  A summary of the material terms and conditions of the Change in Control Severance Agreements is set forth below.

Each Change in Control Severance Agreement provides for certain benefits in the event of a change in control of the Company.  A change in control includes:

•                  a merger or consolidation of the Company, whether or not approved by the Board of Directors, which results in the Company’s shareholders no longer controlling at least 50% of the voting power represented by the voting securities of the Company or the surviving entity or parent of such corporation;

•                  ownership by a person of more than 50% of the voting power represented by the Company’s then outstanding voting securities in one or more transactions not approved by the Board of Directors; or

•                  a change in a majority of the Board composition not approved by the incumbent directors.

If, within 12 months after a change in control of the Company, the executive’s employment is terminated (1) by the Company other than for cause or disability (as those terms are defined in the Change in Control Severance Agreements) or (2) by the executive for good reason (as defined in the Change in Control Severance Agreements), the Company has agreed to provide the executive with the following benefits:

•                  payment of a lump sum payment from the Company in an amount equal to one and one-half times (two times, in the case of the President and Chief Executive Officer) the sum of the executive’s annual base salary and target annual bonus;

•                  vesting of 100% of all outstanding options, restricted stock and other similar rights held by the executive; and

•                  if the executive elects to continue medical insurance coverage in accordance with COBRA, payment of a taxable amount on a monthly basis equal to the executive’s COBRA coverage premium for up to 18 months (24 months in the case of the President and Chief Executive Officer).

The Change in Control Severance Agreements provide for a reduction of the payments or benefits described above to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Internal Revenue Code of 1986, as amended, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full.

The Change in Control Severance Agreements for each executive officer continue in effect through November 30, 2014, subject to automatic one-year extensions thereafter unless notice is given of the Company’s or the executive’s intention not to extend the term of the agreement; provided, however, that the Change in Control Severance Agreements continue in effect for 12 months following a change in control that occurs during the term of the agreement.  Except as otherwise provided in the Change in Control Severance Agreements, the Company and each executive may terminate the executive’s employment at any time.  Each Change in Control Severance Agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by the Company other than for cause or disability, or by the executive for good reason, during the two-month period before a change in control of the Company will entitle the executive to the severance benefits described above.

At the time the Company entered into the Change in Control Severance Agreements with the above-mentioned executive officers, it was not in any discussions which, if continued to their conclusion, would result in an event that would constitute a change in control.

(f)  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: December 5, 2012	/s/ Gregory D. Perry

Gregory D. Perry
Executive Vice President and Chief Financial Officer